Exhibit 21

Subsidiaries of the Registrant

North American Subsidiaries
MTS Testing Systems (Canada) Ltd.

International Subsidiaries
MTS Holdings France, SARL
MTS Sensor Technologie und Verwaltungs-GmbH
MTS Automotive Sensors GmbH
MTS Sensor Technologie GmbH and Co. KG
MTS Systems SAS
MTS Systems GmbH
MTS Systems Beteiligungs-GmbH
MTS Systems Ltd.
MTS Systems Norden AB
MTS Systems srl
MTS (Japan) Ltd.
MTS Korea, Inc.
MTS Sensors Technology K.K.
MTS Systems (China) Inc.
MTS Systems (Hong Kong) Inc.